Exhibit 10.97
February 14, 2007
Dear Michael:
It is my pleasure to extend to you an offer of employment as General Counsel, Senior Vice President &Secretary with StarTek, Inc. In this position, you will report directly the President and Chief Executive Officer.
Start Date
Your start date is anticipated to be Monday, February 19, 2007.
Location
You will be at our Denver Headquarters.
Base Compensation
Your base compensation will be $175,000 per year, paid semi-monthly. You will be eligible for future annual salary increases based upon performance and goal achievement.
Stock Options
Upon the Board of Directors approval, you will be awarded options to purchase 65,000 shares of StarTek, Inc. common stock. It is anticipated that 32,500 shares will be awarded at the February 19, 2007 Board of Directors meeting, with the remaining shares being granted subject to a shareholders vote to increase the number of available shares in May, 2007. The strike price for shares awarded on February 19, 2007 will bethe closing price as of that date. The strike price of the remaining shares will be the closing price on the date awarded by the Board of Directors. Vesting in over a four year period; 25% will vest after one year and monthly thereafter. *Market closed 2/19/2007 for Presidents Day. 2/20/2007 will be strike price for shares. (STP 2-20-07)
Variable Compensation Eligibility
You are eligible to participate in the StarTek Leadership Incentive Compensation Plan. Your targeted incentive eligibility is 40% of your actual base earnings. Targets will be set by the Board of Directors annually and payments will be made annually after the Company’s fiscal results are reported.
Paid Time Off
You will be eligible to accrue up to four weeks of paid time off following 90 days of service.
Benefits
You will be eligible for Health and Welfare Benefits on the first day of the month following hire date. You will also be given additional materials on the other pertinent StarTek USA, Inc. benefits at the time of your orientation.

Employment at Will
Your employment by StarTek, Inc. is “at will” meaning that you are free to terminate your employment with StarTek, Inc. at any time for any reason and that StarTek, Inc. is also free to terminate your employment at any time for any reason.
Michael, we are very excited to have you as part of our team. We believe you possess the skills and background that our organization is looking for as we move toward our bright future. We are confident that you will play a significant role in helping shape the future success of StarTek.
Sincerely,

/s/ A. Laurence Jones

A. Laurence Jones
President and CEO

Cc:	Sue Morse, Senior Vice President, Human Resources
I, Michael Clayton, accept this offer with StarTek, Inc.
Signed /s/ Michael Clayton .
Date      2/19/07     .